UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZYMEWORKS INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement, dated December 8, 2022 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Zymeworks Inc. (“Zymeworks” or the “Company”) filed with the U.S. Securities and Exchange Commission on November 25, 2022 relating to the annual meeting of stockholders of the Company to be held on December 16, 2022, beginning at 9:00 a.m. Pacific Time, at the Cheakamus Room, Fairmont Waterfront, 900 Canada Place Way, Vancouver, BC V6C 3L5 (the “Annual Meeting”). The purpose of this Supplement is to (i) provide a response to a recent recommendation by Institutional Shareholders Services Inc. (“ISS”) of a “WITHHOLD” vote for the Company’s independent director nominees and (ii) include current biographical information for the director nominees. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.

PLEASE READ THIS SUPPLEMENT CAREFULLY IN CONJUNCTION WITH THE PROXY STATEMENT

December 8, 2022

Dear Zymeworks Stockholder,

Zymeworks Inc. (“Zymeworks” or the “Company”) recognizes the critical role that directors play in the oversight of corporations and their management. We are deeply committed to best-in-class corporate governance, and it is with this in mind that we ask for your continued support of Zymeworks. Please vote FOR independent directors Mr. Troy M. Cox, Dr. Kenneth Hillan, and Dr. Natalie Sacks (the “Independent Directors”) at Zymeworks’ annual meeting of stockholders on December 16, 2022.

In their recent voting recommendation, Institutional Shareholders Services Inc. (“ISS”) recommended a withhold vote on the Independent Directors up for election at our upcoming annual meeting because of the Company’s staggered, or classified, board. The other major proxy advisory firm, Glass Lewis, has recommended voting FOR all of Zymeworks’ nominees.

We respectfully submit that ISS’s opposition to the Company’s classified board does not appropriately consider the relevant industry, corporate history, or specific facts related to the Company. We continue to believe that the classified board structure employed best serves the needs of the Company and its stockholders.

More specifically, the classified board supports promotion of our long-term objectives, enhanced director independence, stability and continuity of leadership, and protection from unsolicited takeovers.

Zymeworks has had a classified board since its initial public offering in April 2017. The classified board was retained in connection with the Company’s recent redomicile of its jurisdiction of incorporation from British Columbia to Delaware, and complies with applicable Delaware corporate law and stock exchange regulations. Additionally, the decision to retain the classified board structure was made based on a number of factors, including that the classified board provides additional stability, certainty, and protection to the Company and stockholders during the formative stage of Zymeworks’ development, and aligns with practices common across our sector and peer group.

Mr. Troy M. Cox, Dr. Kenneth Hillan, and Dr. Natalie Sacks, along with other board members not up for election in 2022, are keenly aware of their fiduciary responsibilities and are excellent directors with a wealth of world-class business experience and industry connections, as outlined in the biographical information section of our proxy statement as filed with the SEC and in the current biographical information for each of the director nominees included at the end of this letter.

2022 was a year of extraordinary change for Zymeworks. The year began with the Board appointing a new CEO to oversee changes in the Company, which led to a number of significant achievements, including appropriate actions taken to improve the Company’s financial position, announcing a significant licensing agreement for zanidatamab with Jazz Pharmaceuticals, announcing and furthering progress on the Company’s preclinical product pipeline, and additional progress towards the Company’s strategic priorities as laid out in January of this year.

Zymeworks and our stockholders have been extremely well served by Mr. Troy M. Cox, Dr. Kenneth Hillan and Dr. Natalie Sacks, and we ask for your support.

Sincerely,

/s/ Lota S. Zoth
Lota S. Zoth
Lead Independent Director

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Troy M. Cox

Mr. Cox is 58 years old and has served as a member of our Board of Directors since June 2019. Mr. Cox served as Chief Executive Officer of Foundation Medicine, Inc. from February 2017 through February 2019, as a member of Foundation Medicine’s board of directors from February 2017 until July 2018, and in the additional role of President of Foundation Medicine from February 2018 until July 2018. Prior to Foundation Medicine, Mr. Cox served as Senior Vice President, Sales & Marketing at Genentech, Inc. from February 2010 until February 2017. Before joining Genentech, Mr. Cox served as President at UCB S.A. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox serves on the board of directors of SomaLogic, Inc., where he also serves as Executive Chairman, and SOPHiA GENETICS SA. Mr. Cox received a B.B.A. in finance from the University of Kentucky and an M.B.A. from the University of Missouri. Mr. Cox is a resident of Florida, USA.

We believe Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Kenneth Hillan

Dr. Hillan is 61 years old and has served as a member of our Board of Directors since February 2017. Dr. Hillan has served as Head of Therapeutics at 23andMe since February 2019. Dr. Hillan served on the board of directors of Achaogen, Inc., a public biopharmaceutical company, from October 2011 until April 2019. Dr. Hillan served as Achaogen’s President and President, R&D from January 2018 to October 2018, as its Chief Executive Officer from October 2011 until December 2017, and as its Chief Medical Officer from April 2011 to July 2014. In April 2019, Achaogen filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and most of its assets were subsequently sold to a multinational pharmaceutical company. Prior to joining Achaogen, Dr. Hillan worked at Genentech, Inc., a pharmaceutical company and a member of the Roche Group, from August 1994 to March 2011.

Dr. Hillan held progressively senior roles at Genentech, most recently holding the position of Senior Vice President & Head of Roche Product Development, Asia Pacific from April 2010 to March 2011, and was responsible for numerous successful drug approvals and led the medical and scientific strategies for Genentech’s immunology, tissue growth and repair drug portfolio. Dr. Hillan has served on the board of directors of Sangamo Therapeutics, Inc. since September 2020, and served on the board of directors of Relypsa, Inc., a publicly traded biotechnology company that was acquired in September 2016 by Galencia AG for $1.5 billion, from June 2014 to September 2016. Dr. Hillan has an M.B. and a Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow in the United Kingdom. Dr. Hillan is a Fellow of the Royal College of Surgeons, and a Fellow of the Royal College of Pathologists. Dr. Hillan is a resident of California, USA.

We believe that Dr. Hillan’s extensive experience and knowledge in the development of therapeutics and in the biotechnology industry provides the Board of Directors with valuable insight and contribution to our development of genomic medicines.

Natalie Sacks

Dr. Sacks is 58 years old and has served as a member of our Board of Directors since August 2017. Dr. Sacks is a trained oncologist and has served as a Venture Partner at Novo Holdings since December 2022. She previously served as the Chief Medical Officer of Harpoon Therapeutics, Inc. from October 2018 until June 2022. She has served as a director on the board of Caribou Biosciences, Inc., a genome editing company, since May 2018 and on the board of STipe Therapeutics since April 2020. Dr. Sacks served as Chief Medical Officer of Aduro Biotech from September 2016 until September 2018. Previously, she was Vice President of Clinical Development at Onyx Pharmaceuticals (acquired by Amgen Inc.), where she played a key role in the development and approval of Kyprolis®, an FDA-approved therapy for the treatment of multiple myeloma. Prior to that, she served as Vice President of Clinical Research for Exelixis where she directed the development of a portfolio of small molecules, including late-stage development of Cometriq™. In addition to her industry experience, Dr. Sacks held a faculty appointment at the University of California, San Francisco, as an assistant clinical professor of medicine in the Division of Hematology/Oncology from 2003 to 2016. She received her M.D. from the University of Pennsylvania School of Medicine, her M.S. in Biostatistics from Harvard University School of Public Health and her B.A. in Mathematics from Bryn Mawr College. Dr. Sacks is a resident of California, USA.

We believe Dr. Sacks is qualified to serve on our Board of Directors because of her extensive experience and education background in biology and biotechnology, in addition to her leadership experience as an executive for biotechnology companies.